EXHIBIT 11(a)

Consent of Independent Auditor

Phoenix Capital Group Holdings, LLC

Hermosa Beach, California

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Phoenix Capital Group Holdings, LLC (the “Company”) of our report dated April 28, 2022, with respect to the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ Cherry Bekaert LLP

Ft. Lauderdale, Florida

December 23, 2022